Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Biofrontera Inc. (the “Company”) on Forms S-1 (File No. 333-265467 and 333-268124) and S-8 (File No. 333-265463) of our report dated October 3, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Current Report on Form 8-K of the Company.

/s/ Marcum llp

Marcum llp

East Hanover, NJ

October 3, 2023